FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
FILE NO. 333-197550-02

THIS FREE WRITING PROSPECTUS, DATED NOVEMBER 14, 2014, MAY BE AMENDED OR
COMPLETED PRIOR TO TIME OF SALE.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-197550) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-866-884-2071 (8 a.m. – 5 p.m. EST) or by emailing rbscmbs@rbs.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS AND
STRUCTURAL AND COLLATERAL TERM SHEET, EACH DATED NOVEMBER 12, 2014

$875,766,284
(Approximate Aggregate Cut-off Date Balance of Mortgage Pool)

$754,253,000
(Approximate Aggregate Principal Balance of Offered Certificates)

WFRBS Commercial Mortgage Trust 2014-C25
as Issuing Entity

RBS Commercial Funding Inc.
as Depositor

Wells Fargo Bank, National Association
The Royal Bank of Scotland plc
Rialto Mortgage Finance, LLC
Silverpeak Real Estate Finance LLC
Basis Real Estate Capital II, LLC
C-III Commercial Mortgage LLC
Liberty Island Group I LLC
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates,
Series 2014-C25

November 14, 2014

RBS Co-Lead Manager and Co-Bookrunner		WELLS FARGO SECURITIES Co-Lead Manager and Co-Bookrunner
Deutsche Bank Securities Co-Manager

WFRBS Commercial Mortgage Trust 2014-C25
Commercial Mortgage Pass-Through Certificates, Series 2014-C25

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. Prospective investors should understand that, when considering the purchase of the offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class of certificates has been priced and the underwriters have confirmed the allocation of certificates to be made to investors; any “indications of interest” expressed by any prospective investor, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for such prospective investors, on the one hand, or the underwriters, the depositor or any of their respective agents or affiliates, on the other hand.

As a result of the foregoing, a prospective investor may commit to purchase certificates that have characteristics that may change, and each prospective investor is advised that all or a portion of the certificates referred to in these materials may be issued that differ from the characteristics described in these materials. The underwriters’ obligation to sell certificates to any prospective investor is conditioned on the certificates and the transaction having the characteristics described in these materials. If the underwriters determine that a condition is not satisfied in any material respect, such prospective investor will be notified, and neither the depositor nor the underwriters will have any obligation to such prospective investor to deliver any portion of the offered certificates which such prospective investor has committed to purchase, and there will be no liability between the underwriters, the depositor or any of their respective agents or affiliates, on the one hand, and such prospective investor, on the other hand, as a consequence of the non-delivery.

Each prospective investor has requested that the underwriters provide to such prospective investor information in connection with such prospective investor’s consideration of the purchase of the certificates described in these materials. These materials are being provided to each prospective investor for informative purposes only in response to such prospective investor’s specific request. The underwriters described in these materials may from time to time perform investment banking services for, or solicit investment banking business from, any company named in these materials. The underwriters and/or their affiliates or respective employees may from time to time have a long or short position in any security or contract discussed in these materials.

The information contained herein supersedes any previous such information delivered to any prospective investor and will be superseded by information delivered to such prospective investor prior to the time of sale.

RBS is a trade name for the investment banking business of RBSSI.  Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by RBSSI and their securities affiliates.  Lending, derivatives and other commercial banking activities are performed by The Royal Bank of Scotland plc and their banking affiliates.  RBSSI is a member of SIPC, FINRA and the NYSE.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to WFS, a member of NYSE, FINRA, NFA and SIPC, Wells Fargo Institutional Securities, LLC a member of FINRA and SIPC, Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, National Association. Wells Fargo Securities carries and provides clearing services for Wells Fargo Institutional Securities, LLC customer accounts. Wells Fargo Securities, LLC, Wells Fargo Institutional Securities, LLC, and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, any email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS Commercial Mortgage Trust 2014-C25
Commercial Mortgage Pass-Through Certificates, Series 2014-C25

WFRBS COMMERCIAL MORTGAGE TRUST 2014-C25
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2014-C25

This free writing prospectus dated November 14, 2014 (this “Supplement”) clarifies, updates or adds the following information as it relates to the free writing prospectus dated November 12, 2014 (the “Free Writing Prospectus”) and the Structural and Collateral Term Sheet dated November 12, 2014 (the “Term Sheet”).  Terms used in this Supplement and not otherwise defined herein have the meanings assigned to them in the Free Writing Prospectus and the Term Sheet.

COLLATERAL UPDATE

1.           Annex A Updates.

The following fields in Annex A are updated as follows:

Mortgage Loan Number	Property Name	Characteristic	Old	New
	29 AMCP Portfolio	Maturity Date or Anticipated Repayment Date	11/6/2024	12/6/2024
	29 AMCP Portfolio	ARD Loan Maturity Date	11/6/2044	12/6/2044
	29 AMCP Portfolio	Engineering Escrow / Deferred Maintenance ($)	$0	750,532
	29 AMCP Portfolio	First P&I Pay Date	12/6/2019	1/6/2020
	29 AMCP Portfolio	Last IO Pay Date	11/6/2019	12/6/2019
	29 AMCP Portfolio	Maturity Date or ARD Balloon Payment ($)	$7,308,946	7,309,092
	29 AMCP Portfolio	Monthly Insurance Escrow ($)	0	Springing
	29 AMCP Portfolio	Monthly Tax Escrow ($)	0	Springing
	29 AMCP Portfolio	Original IO Period (Mos.)	59	60
	29 AMCP Portfolio	Original Term to Maturity or ARD (Mos.)	119	120
	29 AMCP Portfolio	Prepayment Provisions	L(24),GRTR 1% or YM(88),O(7)	L(24),GRTR 1% or YM(89),O(7)
	29 AMCP Portfolio	Remaining IO Period (Mos.)	59	60
	29 AMCP Portfolio	Remaining Term to Maturity or ARD (Mos.)	119	120
	29 AMCP Portfolio	Replacement Reserve Cap ($)	$650,000	$0
	29 AMCP Portfolio	TI/LC Reserve Cap ($)	$1,100,000	$0

2.           Annex C Updates.

The “Percentage of Mortgage Pool by Prepayment Restriction” table in Annex C is replaced in its entirety by the following:

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

	December	December	December	December	December	December	December	December	December	December	December
Prepayment Restriction	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Locked Out	100.00%	100.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00%	0.00%	96.85%	96.86%	96.86%	96.70%	96.71%	96.57%	96.59%	96.61%	0.00%
Yield Maintenance	0.00%	0.00%	3.15%	3.14%	3.14%	3.30%	3.29%	3.43%	3.41%	3.02%	0.00%
Prepayment Premium	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Open	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.38%	0.00%
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)(3)	$875.77	$871.89	$867.80	$862.32	$852.67	$801.22	$789.84	$742.22	$730.10	$717.40	$0.00

Percent of Aggregate
Cut‐off Date Pool Balance	100.00%	99.56%	99.09%	98.46%	97.36%	91.49%	90.19%	84.75%	83.37%	81.92%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans,if any.
(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.
(3) Approximate Outstanding Balance due to rounding.

STRUCTURAL UPDATE

1.	Class A-2, A-5, A-SB, D and X-A Certificates.

The certificate principal balance of the Class A-2 certificates will be reduced from $42,727,000 to $42,716,000.

The certificate principal balance of the Class A-5 certificates will be increased from $235,917,000 to $235,930,000.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS Commercial Mortgage Trust 2014-C25
Commercial Mortgage Pass-Through Certificates, Series 2014-C25

The certificate principal balance of the Class A-SB certificates will be reduced from $57,127,000 to $57,125,000.

The weighted average life (in years) for the Class D certificates (which are not offered under the Free Writing Prospectus) will be increased from 9.95 to 9.96.

The Moody’s rating on the Class X-A certificates is revised from “Aaa(sf)” to “NR”.

2.           Decrement Tables.

The tables set forth below show, with respect to the Class A-4 and Class D Certificates, the weighted average life of such Class, and the percentage of the initial aggregate principal balance of such Class that would be outstanding after each of the specified dates, based upon each of the indicated levels of CPR and the Structuring Assumptions. Such tables replace the corresponding tables in the Free Writing Prospectus and Preliminary Private Placement Memorandum relating to the Class A-4 and Class D Certificates in their entirety.

Percentages of Initial Certificate Principal Balance Outstanding for the
Class A-4 Certificates at the Specified Percentages of CPR
0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR
	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 2015	100%	100%	100%	100%	100%
December 2016	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	99%
December 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.82	9.76	9.70	9.62	9.35

Percentages of Initial Certificate Principal Balance Outstanding for the
Class D Certificates at the Specified Percentages of CPR
0% CPR During Lock-out, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR
	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 2015	100%	100%	100%	100%	100%
December 2016	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.96	9.95	9.93	9.76

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS Commercial Mortgage Trust 2014-C25
Commercial Mortgage Pass-Through Certificates, Series 2014-C25

OTHER UPDATES

1.	Servicer Termination Events.

Clause (vii) of the definition of “Servicer Termination Events” on page 362 of the Free WritingProspectus is revised as follows:

either (A) the Master Servicer or the Special Servicer, as the case may be, has failed to maintain a ranking by Morningstar equal to or higher than “MOR CS3” as a master servicer or special servicer, as applicable, and such ranking is not reinstated within 60 days of actual knowledge of such event by the Master Servicer or the Special Servicer, as the case may be (if the master servicer or special servicer has or had a Morningstar ranking on or after the Closing Date) or (B) if the Master Servicer or Special Servicer, as the case may be, has not been ranked by Morningstar on or after the Closing Date, Morningstar has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar within 60 days of actual knowledge of such event by the Master Servicer or the Special Servicer, as the case may be);

Clause (viii) of the definition of “Servicer Termination Events” on page 362 of the Free Writing Prospectus is revised as follows:

Moody’s (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (B) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal, and, in case of either of clause (A) or (B), citing servicing concerns with the Master Servicer or the Special Servicer , as applicable, as the sole or a material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Moody’s (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of actual knowledge of such event by the Master Servicer or the Special Servicer, as the case may be);

Clause (ix) of the definition of “Servicer Termination Events” on page 362 of the Free Writing Prospectus is revised as follows:

DBRS has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (B) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), cited servicing concerns with the Master Servicer or the Special Servicer, as the case may be, as the sole or a material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by DBRS within 60 days of actual knowledge of such event by the Master Servicer or the Special Servicer, as the case may be);

                   2.               The Royal Bank of Scotland.

The Royal Bank of Scotland’s Corporate and Institutional Banking, Americas division has announced that it intends to exit the Commercial Real Estate origination and CMBS Sales & Trading businesses and consequently RBS Securities Inc. is not expected to make a market in the certificates.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS Commercial Mortgage Trust 2014-C25
Commercial Mortgage Pass-Through Certificates, Series 2014-C25

                   3.           Underwriter Allocation.

Wells Fargo Securities, LLC is acting as lead manager and sole bookrunning manager with respect to 100.0% of each class of offered certificates.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS Commercial Mortgage Trust 2014-C25
Commercial Mortgage Pass-Through Certificates, Series 2014-C25

Annex H to the Free Writing Prospectus is replaced in its entirety by the following:

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
Initial Balance	$57,125,000.00	March 2020	$54,376,363.04
January 2015	$57,125,000.00	April 2020	$53,501,633.30
February 2015	$57,125,000.00	May 2020	$52,551,066.38
March 2015	$57,125,000.00	June 2020	$51,622,948.16
April 2015	$57,125,000.00	July 2020	$50,614,228.99
May 2015	$57,125,000.00	August 2020	$49,678,607.71
June 2015	$57,125,000.00	September 2020	$48,739,362.33
July 2015	$57,125,000.00	October 2020	$47,719,833.12
August 2015	$57,125,000.00	November 2020	$46,772,999.51
September 2015	$57,125,000.00	December 2020	$45,746,098.33
October 2015	$57,125,000.00	January 2021	$44,791,618.38
November 2015	$57,125,000.00	February 2021	$43,833,441.12
December 2015	$57,125,000.00	March 2021	$42,643,454.41
January 2016	$57,125,000.00	April 2021	$41,676,953.17
February 2016	$57,125,000.00	May 2021	$40,630,944.89
March 2016	$57,125,000.00	June 2021	$39,656,646.76
April 2016	$57,125,000.00	July 2021	$38,603,063.80
May 2016	$57,125,000.00	August 2021	$37,620,909.07
June 2016	$57,125,000.00	September 2021	$36,634,949.55
July 2016	$57,125,000.00	October 2021	$35,570,037.57
August 2016	$57,125,000.00	November 2021	$34,575,778.34
September 2016	$57,125,000.00	December 2021	$33,560,827.26
October 2016	$57,125,000.00	January 2022	$32,612,477.40
November 2016	$57,125,000.00	February 2022	$31,660,448.54
December 2016	$57,125,000.00	March 2022	$30,494,203.09
January 2017	$57,125,000.00	April 2022	$29,533,954.46
February 2017	$57,125,000.00	May 2022	$28,500,072.32
March 2017	$57,125,000.00	June 2022	$27,532,086.79
April 2017	$57,125,000.00	July 2022	$26,490,688.21
May 2017	$57,125,000.00	August 2022	$25,514,906.46
June 2017	$57,125,000.00	September 2022	$24,535,339.05
July 2017	$57,125,000.00	October 2022	$23,482,688.64
August 2017	$57,125,000.00	November 2022	$22,495,236.25
September 2017	$57,125,000.00	December 2022	$21,434,925.54
October 2017	$57,125,000.00	January 2023	$20,439,527.73
November 2017	$57,125,000.00	February 2023	$19,440,268.01
December 2017	$57,125,000.00	March 2023	$18,231,196.56
January 2018	$57,125,000.00	April 2023	$17,223,366.94
February 2018	$57,125,000.00	May 2023	$16,143,259.65
March 2018	$57,125,000.00	June 2023	$15,127,328.41
April 2018	$57,125,000.00	July 2023	$14,039,350.37
May 2018	$57,125,000.00	August 2023	$13,015,255.40
June 2018	$57,125,000.00	September 2023	$11,987,186.94
July 2018	$57,125,000.00	October 2023	$10,887,417.53
August 2018	$57,125,000.00	November 2023	$9,851,092.31
September 2018	$57,125,000.00	December 2023	$8,743,301.43
October 2018	$57,125,000.00	January 2024	$7,698,656.15
November 2018	$57,125,000.00	February 2024	$6,649,957.48
December 2018	$57,125,000.00	March 2024	$5,463,101.80
January 2019	$57,125,000.00	April 2024	$4,405,727.47
February 2019	$57,125,000.00	May 2024	$3,277,487.26
March 2019	$57,125,000.00	June 2024	$2,211,631.51
April 2019	$57,125,000.00	July 2024	$1,075,151.57
May 2019	$57,125,000.00	August 2024	$749.39
June 2019	$57,125,000.00	September 2024
July 2019	$57,125,000.00	and thereafter	$0
August 2019	$57,125,000.00
September 2019	$57,125,000.00
October 2019	$57,125,000.00
November 2019	$57,125,000.00
December 2019	$57,124,034.33
January 2020	$56,259,952.33
February 2020	$55,392,522.48

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.